Exhibit 10.1

MEMORANDUM

TO:	STEVE HEYER
FROM:	JOSE ANTONIO FERNANDEZ
DATE:	December 22, 2002

Dear Steve,

The purpose of this memorandum is to outline our understanding regarding pending issues surrounding the potential combination of KOF and PB (the Merger). Our understanding regarding such is as follows:

1. Governance: In structuring the transaction, we have assumed the current shareholder arrangements will remain in place. Specifically, we understand that:

•	Each of the shareholders would continue to have their current governance rights and understandings with respect to management roles

•	FEMSA will continue to financially consolidate KOF results

The changes discussed between our companies regarding the KOF share capital reconfiguration plan will continue to be discussed in good faith by the parties in the future.

2. Concentrate Price: There will be no change in concentrate incidence pricing or marketing support during the first year of the new entity operations. Subsequent to such period, any decision by TCCC in this regard will be discussed with KOF taking in consideration the combined company operating conditions; provided, that TCCC retains full discretion to implement any such change after the first year.

3. Brazil: KOF is aware that TCCC may require the establishment of a different long term strategy for Brazil which may require only local Brazilian bottling partners. It is understood that TCCC will allow KOF interim ownership of the Brazilian franchise with the objective of improving current operations. If successful in this endeavor, we understand KOF may be considered as part of TCCC’s long term strategic solution for the country. To the extent that TCCC after taking the foregoing into account does not consider KOF part of such long term strategic solution for Brazil, KOF will sell their Brazilian franchise to TCCC or to whom TCCC designates at Fair Market Value (FMV). Fair Market Value will be determined by independent investment bankers retained by each party at their own expense. If the valuations are within 10% of each other, FMV will be defined as the average of the two. If the valuations differ by more than 10%, a third independent investment banker will be engaged at the expense of both parties to resolve the difference and its determination of FMV will be final. Both companies will use their best efforts to complete the valuation process within 120 days.

4. Asset Swaps: Shortly after closing the transaction, KOF, FEMSA and TCCC will meet to discuss the optimal Latin America territorial configuration for the bottling system. During such meeting, KOF will consider all possible combinations and any resulting asset swaps which may arise from such discussion and will entertain any potential combination as long as it is strategically sound and done at fair market values.

5. CSD’s & Beer: KOF would like to maintain strategic alternatives open as it relates to the integration of CSD’s and Beer. We would explore this on a market by market basis at the appropriate time.

6. FEMSA Economic Ownership: TCCC agrees to sell to Compania Internacional de Bebidas (“Bebidas”), a subsidiary of FEMSA, upon Bebidas’ request, sufficient shares in order for Bebidas to regain its previous 51% economic stake in KOF (assuming no sales of KOF stock by Bebidas and no other issuances of KOF capital stock other than as contemplated by the Merger). Bebidas will pay prevailing market prices at the time of the sale for such shares. In the event that market prices are below the subscription price paid by TCCC in the Merger plus TCCC’s carrying costs, Bebidas will buy the required number of shares for the same price per share previously paid by TCCC, plus TCCC’s carrying costs. This agreement would be in place for three years after the closing of the transaction.

7. Infrastructure Requirements: It is understood by both FEMSA and TCCC that KOF may be entering some markets where significant infrastructure investment may be required. Both TCCC and FEMSA agree that for such markets, a joint study will be conducted which will outline the strategy for such markets as well as the investment levels required to execute such strategies. The companies will subsequently reach agreement on the level of funding to be provided by each partner, ensuring that the funding split is not overly burdensome for either partner.

8. Stand by Credit Facility: Subject to the execution and delivery of mutually satisfactory definitive agreements, TCCC intends to grant KOF at the Effective Time of the Merger a stand-by line of credit in the amount of US $250 million in order to support continuous investments that KOF may require during any economically difficult period in the first three years of operation of the combined company.

9. Pricing Mechanism: The KOF shares to be received by TCCC will be determined by a fixed exchange ratio arrived at by dividing $22 by the average price of KOF common stock for the 20 trading days prior to the public disclosure of the transaction.